Webcast: Introducing the 2x Monthly Leveraged Credit Suisse Merger Arbitrage Liquid Index (Net) ETN

Credit Suisse – Delivering Alternative ETNs

  CSLS ETN: Credit Suisse Long/Short Liquid Index (Net) ETN

  CSMA ETN: Credit Suisse Merger Arbitrage Liquid Index (Net) ETN

  CSMB ETN: 2x Monthly Leveraged Credit Suisse Merger Arbitrage Liquid Index (Net) ETN

Join Credit Suisse for an exclusive live webcast introducing:

The 2x Monthly Leveraged Credit Suisse Merger Arbitrage Liquid Index (Net) ETN (the “CSMB ETN”)

The first publicly listed product to provide 2x monthly leveraged exposure to the merger arbitrage strategy.

We invite you to join our expert panel to review the terms of this innovative offering.

Date: Thursday, March 10, 2011
1:00 pm EST
Registration is required: Click here to register now

For more information on our suite of Alternative ETN offerings, please visit: www.credit-suisse.com/notes.

Selected Investment Considerations

An investment in the ETNs involves risks, including the possible loss of part or all of your investment. The selected risk factors herein are not intended as a complete description of all risks associated with the ETNs. For further information regarding risks, please see the section entitled "Risk Factors" in the applicable pricing supplement. The ETNs may not be a suitable investment for you if you are not willing to be exposed to fluctuations in the level of the relevant underlying index; you seek a guaranteed return of principal; you believe the level of the relevant underlying index will decrease or will not increase by an amount sufficient to offset the applicable fees, including any fees associated with leveraged exposure, if applicable; you prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings; you seek current income from your investment. Furthermore, if your investment in the ETNs reflects a leveraged exposure to the performance of the relevant underlying index, such ETNs should be purchased only by knowledgeable investors who understand the potential consequences of investing in such index and seeking such leveraged investment results. Although the ETNs are each listed on the NYSE ARCA, a trading market may not continue for the term of the ETNs; we are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange or quotation system. In addition, although the return on the ETNs will be linked to the performance of the relevant underlying index, the payment of any amount due on the ETNs, including any payment at maturity, is subject to the credit risk of Credit Suisse.

Credit Suisse AG ("Credit Suisse") has filed a registration statement (including the prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of the ETNs. Before you invest, you should read the applicable pricing supplement, the underlying supplement, if applicable, the Prospectus Supplement dated March 25, 2009, and Prospectus dated March 25, 2009 to understand fully the terms of the ETNs and other considerations that are important in making a decision about investing in the ETNs. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the applicable pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the applicable pricing supplement related to the ETNs discussed herein on the SEC website at:

CSLS ETN: http://sec.gov/Archives/edgar/data/1053092/000104746910006520/a2199400z424b2.htm

CSMA ETN: http://www.sec.gov/Archives/edgar/data/1053092/000095010310002895/dp19449_424b2-etn3.htm

CSMB ETN: http://sec.gov/Archives/edgar/data/1053092/000095010311000821/dp21457_424b2-etn4a2.htm

You may access the underlying supplement, if applicable, the prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.

Investment banking services in the United States are provided by Credit Suisse Securities (USA) LLC, an affiliate of Credit Suisse Group.

Copyright 2011, Credit Suisse Group AG and/or its affiliates. All rights reserved.